UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 25, 2005

Date of Report (Date of earliest event reported)

Presstek, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-17541 (Commission File Number)	02-0415170 (I.R.S. Employer Identification No.)

55 Executive Drive
Hudson, New Hampshire 03051-4903

(Address of Principal Executive Offices)

(603) 595-7000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition.

On January 25, 2005, Presstek, Inc. (the “Company”) hosted a business update conference call wherein it disclosed certain preliminary and unaudited information relating to its financial condition and results of operations for the fourth quarter of fiscal 2004 and fiscal 2004 as a whole. This information is subject to change and the Company undertakes no obligation to update it. The information disclosed is as set forth below.

  Consolidated revenue for fiscal 2004 in excess of $250 million.
  Precision Lithograining Company’s (“PLC”) stand-alone revenues for the last 12 months through the Company’s third quarter was approximately $25 million, with incremental revenue at $20 million, after the elimination of intercompany revenue on consolidation.
  PLC’s fourth quarter stand-alone revenue expected to range between $7 million and $7.5 million and, after the elimination of intercompany sales, revenue is expected to range between $4.5 million and $5 million for the quarter.
  As of January 1, 2005, the Company’s estimated unaudited cash balance is expected to be around $10 million and the Company’s total debt is expected to be approximately $41 million.
  The Company’s assets have increased to an expected $170 million, with $25 million, or 15 percent, in the form of intangibles.
  Working capital, excluding cash and short-term portions of debt, is expected to be $45 million at the end of fiscal 2004.
  Debt at the end of fiscal 2004 is expected to be at approximately $41 million and cash is expected to be at approximately $10 million.
  The Company’s subsidiary, ABDick, had annualized revenue of $173 million and an operating loss of $3.9 million based on 9-month revenue through September 30, 2004.
  ABDick’s expected revenues for the final two months of the Company’s fiscal year 2004 is expected to be between $22 million and $24 million.

The foregoing information is furnished by the Company pursuant to Item 2.02 and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSTEK, INC.

Date: January 31, 2005	By:	/s/ Moosa E. Moosa

Moosa E. Moosa
Vice President – Finance and
Chief Financial Officer